Exhibit T3B.11

2021.0548.01

GENERAL AMENDMENT TO THE ARTICLES OF ASSOCIATION OF INTRUM B.V.

On this day, the twenty-eighth of September two thousand and twenty-one, the following appeared before me, Geert Labordus, notary public in Aalsmeer:

Data removed by CoC Stefan ALLAERT, residing at Data removed by CoC born on Data removed by CoC the twenty-sixth of May nineteen hundred and seventy-eight, identifying himself by means of his foreign passport/identity card, no. Data removed by CoC issued in The Hague (Belgium) on the twelfth of September two thousand and fourteen, married.

INTRODUCTION

The person appearing stated:

•

the General Meeting of Shareholders of the private company with limited liability: Intrum B.V., having its registered office in Amsterdam at 1119 PA Schiphol-Rijk, Tupolevlaan 107, entered in the commercial register under number 33273472, hereinafter referred to as: ‘the Company’, has resolved to amend the Articles of Association of the company in their entirety;

•	the Articles of Association of the Company were last amended by deed executed before Mr Daan ter Braak, notary public in Amsterdam, on the fourth of May two thousand and eighteen,

•	the General Meeting of Shareholders of the company further resolved inter alia to authorise the person appearing to implement the relevant amendments of the Articles of Association;

•	these resolutions are evidenced by means of a copy of the minutes of the relevant meeting as attached to this deed.

AMENDMENT OF ARTICLES OF ASSOCIATION

Thereupon, in implementation of these resolutions, the person appearing declared he would amend the Articles of Association of the company in their entirety so that they would read as follows:

ARTICLES OF ASSOCIATION

Definitions:

“General Meeting of Shareholders”

the Company body formed by the shareholders or a meeting of shareholders and other persons entitled to attend meetings (or their representatives);

“Management”

the Board of the Company;

“Directors”

the members of the Board;

“Persons entitled to attend meetings”.

(i)	shareholders;

(ii)	holders of depositary receipts to which meeting rights are attached under these Articles of Association;

(iii)	shareholders who, because of a usufruct or pledge, do not have voting rights

(iv)	usufructuaries and pledgees having rights;

“Meeting rights”

the right, in person or by written proxy, to attend and speak at the General Meeting of Shareholders;

“Company”

the private limited liability company whose internal organisation is governed by these Articles of Association.

Name and registered office

Article 1

1.	The Company bears the name: Intrum B.V.

2.	Its registered office is in Amsterdam.

Purpose

Article 2

The objectives of the Company are:

a.	Debt collection and the provision of credit information;

b.	Founding, in any way participating in, managing and supervising enterprises and companies;

c.	Financing of businesses and companies;

d.	Borrowing, lending and raising funds, including the issue of bonds, debentures or other securities, and entering related agreements;

e.	Providing advice and services to companies and corporations with which the company is affiliated in a group and to third parties;

f.	Providing guarantees, binding the company and encumbering assets of the company for liabilities of the company, group companies and/or third parties;

g.	Acquiring, managing, operating and disposing of registered property and assets in general;

h.	Trading in currency, securities and asset values in general;

i.	Exploiting and trading patents, trademark rights, licences, know-how and other intellectual and industrial property rights;

j.	Performing all kinds of industrial, financial and commercial activities; and anything related or conducive to the above, all in the broadest sense.

Capital and shares

Article 3

1.

The nominal amount of each of the shares is four hundred and fifty-five euros (€455.00). Voting rights may be exercised on these shares in the General Meeting of Shareholders, unless the issue of shares stipulates that no voting rights in the General Meeting of Shareholders are attached thereto. The latter shares are referred to in these Articles of Association as shares without voting rights.

2.

The Articles of Association may mot impose obligations of a contractual nature on shares or share ownership. A resolution to amend this statutory provision can only be passed unanimously at a meeting at which all shareholders are present or represented.

Article 4

1.	The shares are registered and numbered consecutively from 1 onwards. The number serves as an indication.

2.	Share certificates cannot be issued.

Article 5

1.	a.	The issue of shares (including the granting of rights to subscribe to shares) shall take place pursuant to a resolution of the General Meeting of Shareholders.

b.

In this resolution, the General Meeting of Shareholders shall also determine whether or not the shares to be entail voting rights in the General Meeting of Shareholders, as well as the price and conditions of the issue, subject to these Articles of Association.

c.	The issue price should not be below par.

d.	The General Meeting of Shareholders may transfer its power to adopt the resolutions referred to in subparagraphs a and b to another corporate body and may revoke this transfer.

e.	The issue of a share also requires an instrument drawn up for that purpose before a notary public with its place of business in the Netherlands to which the parties concerned are party.

2.

When shares are issued, each shareholder has a pre-emptive right in proportion to the aggregate amount of his shares, subject to the provisions of the law. The pre-emptive right is not transferable. The pre-emptive right cannot be limited or excluded.

Article 6

1.

On taking up the share, the nominal amount must be paid thereon. It may be stipulated that part of the nominal amount need not be paid up until after a certain time has elapsed or after the Board has called it up.

2.

Payment for a share must be made in cash insofar as no other contribution has been made. Payment in a currency other than that in which the nominal amount of the shares is denominated can only be made with the consent of the Board.

Shareholders’ register

Article 7

1.	The Board shall keep a register containing:

•	the names and addresses of all shareholders;

•

the number of shares held by them, stating the date on which they acquired the shares, the date of acknowledgement or service and whether those shares carry voting rights in the General Meeting of Shareholders;

•	the amount paid on each share;

•

the names and addresses of those who have a right of usufruct or pledge on shares, indicating the date on which they acquired the right, the date of acknowledgement or service, as well as which rights attached to the shares are vested in them in accordance with Article 8;

•	which shareholders are not bound by any statutory requirement or obligation;

•	whether shares are non-voting;

•	other entries required by law to be made in the register.

2.

The register shall be kept up to date at regular intervals, provided that any change in the data referred to above in paragraph 1 shall be entered in the register as soon as possible; it shall also record any discharge of liability for deposits not yet made, stating the date on which the discharge was granted.

3.

Shareholders and others whose data are to be included in the pursuant to this Article shall provide the Board with the necessary data in a timely manner. If an electronic address is also disclosed for the purpose of inclusion in the register of shareholders, such disclosure shall also constitute consent to the electronic transmission of all notices and announcements as well as notices of meetings.

4.

On request, the Board shall issue to a person referred to in paragraph 1 above, free of charge, an extract from the register concerning his entitlement to a share. If the share is subject to usufruct or a pledge, the extract shall state to whom the rights referred to in Article 8 accrue.

5.

The Board shall deposit the register at the company’s office for inspection by those entitled to attend meetings. For the purposes of these Articles of Association, “persons entitled to attend meetings” means shareholders, usufructuaries and pledgees to whom the rights referred to in Article 8(3) accrue.

The particulars of the register relating to non-paid-up shares shall be open to inspection by any person; copies or extracts of such particulars shall be supplied at no more than cost.

Usufruct/pledge

Article 8

1.

Usufruct may be established on shares. The shareholder has the voting right on the shares on which usufruct has been established to the extent that voting rights are attached to those shares. In deviation thereof, the voting right attached to shares shall vest in the usufructuary:

•

if it a usufruct, as referred to in Articles 4:19 and 4:21 of the Dutch Civil Code, unless otherwise stipulated when the usufruct was established by the parties or the subdistrict court pursuant to Article 4:23 paragraph 4 of the Dutch Civil Code, or

•

if this was stipulated at the time of creation of the usufruct or subsequently agreed in writing between the shareholder and the usufructuary, provided that both this stipulation and - in the event of a transfer of the usufruct - the transfer of the voting right were approved by the General Meeting of Shareholders.

2.

Shares may be subject to a pledge. The shareholder shall have voting rights to the shares on which a pledge has been established to the extent that voting rights are associated with those shares. In deviation thereof, voting rights attached to shares shall accrue to the pledgee:

•

if so provided when the pledge was established or subsequently agreed in writing between the shareholder and the pledgee and the pledgee is a person to whom the shares may be freely transferred under the provisions of Article 14, or

•

if this was stipulated when the pledge was established, with or without a precedent, or subsequently agreed in writing between the shareholder and the pledgee, provided that both this stipulation and - in the event of a transfer of the pledge - the transfer of voting rights were approved by the General Meeting of Shareholders.

3.

The shareholder without voting rights and the usufructuary or pledgee with voting shall have meeting rights. The usufructuary or pledgee who does not have voting rights shall have meeting rights, if not otherwise provided when the usufruct or pledge was established or transferred.

Certificates

Article 9

1.	Holders of certificates for shares do not have meeting rights.

2.	Bearer certificates for shares may not be issued. If this has been violated, as long as bearer certificates are outstanding, the rights attached to the relevant shares cannot be exercised.

Community

Article 10

If shares, limited rights thereon or certificates issued for shares form part of a community of property, the partners may only be represented vis-à-vis the company by one person to be designated in writing.

Acquisition of treasury shares

Article 11

1.	Acquisition by the company of not fully paid-up shares in its capital is invalid.

2.

Except for no consideration, the company may not acquire fully paid-up treasury shares if its equity, less the acquisition price, is less than the reserves that must be maintained under the law or the Articles of Association, or if the Board knows or should reasonably foresee that the company will not be able to continue paying its due debts after the acquisition.

3.	The previous paragraphs do not apply to shares acquired by the company by universal title.

4.	The term shares in this article means certificates thereof.

Capital reduction

Article 12

1.	The General Meeting of Shareholders may decide to reduce the issued capital by cancelling shares or reducing the amount of shares by amending the Articles of Association.

2.	This resolution should identify the shares covered by the resolution and regulate the implementation of the resolution.

3.	Capital reduction must otherwise be carried out in compliance with the relevant provisions of the law.

Transfer of shares

Article 13

1.

The transfer of a share or the transfer of a restricted right thereon requires an instrument drawn up for that purpose before a notary public with a place of business in the Netherlands to which the parties concerned are parties.

2.

The transfer of a share shall also have legal effect vis-à-vis the company. Except where the Company itself is a party to the legal act, the rights attached to the share can only be exercised after the Company has acknowledged the legal act or deed has been served on it in accordance with the relevant provisions of the law, or the Company has acknowledged this transfer by registration in the shareholders’ register as referred to in Article 7.

Governance

Article 14

1.	The company has a Board, consisting of a number of one or more directors to be determined by the General Meeting of Shareholders.

2.

Directors are appointed by the General Meeting of Shareholders and may be suspended and dismissed at any time by the General Meeting of Shareholders. The General Meeting of Shareholders may grant one or more directors the title of managing director and remove it at any time.

3.	The Board is charged with managing the company. In their duties, the directors shall be guided by the interests of the company and its affiliated enterprise.

The General Meeting of Shareholders is authorised to subject to its prior approval, by a resolution to that effect, resolutions of the Board or one or more directors authorised to do so under regulations. Such resolutions should be clearly defined and communicated to the Board in writing.

4.

The Board may adopt written regulations laying down further rules concerning its decision-making and which duties in particular shall be assigned to each director. Such regulations may provide that one or more directors may validly decide on matters that fall within their respective duties.

5.

All resolutions of the Board for which no greater majority is stipulated in the regulations shall be passed by an absolute majority of the votes cast. A director shall not participate in the deliberations and decision-making if he has a direct or indirect personal interest that conflicts with the interest referred to in paragraph 3. If as a result thereof a Board resolution cannot be adopted, the Board shall still be authorised to do so.

6.	The Board is authorised to decide to appoint officers with continuing powers of representation and determine their authority and titles;

7.

In the event of the absence or inability to act of a director, the remaining directors shall remain in charge of the management. In the event of the absence or inability to act of all managing directors, the management of the company shall be temporarily entrusted to one person designated for that purpose by the General Meeting of Shareholders. The General Meeting of Shareholders shall also have the right, in the event of the absence or inability to act of one or more, but not all directors, to appoint a person as referred to in the previous sentence, who shall then also be charged with the management of the company.

8.	The remuneration and further terms of employment are determined separately for each director by the General Meeting of Shareholders.

Representation

Article 15

1.	The Board shall represent the Company. The power of representation shall be vested in:

a.	each director with the title managing director individually;

b.	two directors acting jointly.

2.	In all cases in which the Company has a conflict of interest with one or more directors, the Company shall nevertheless be represented in the manner mentioned above.

Annual financial statements

Article 16

1.	The company’s financial year is the calendar year.

2.

Annually, within five months of the end of the Company’s financial year, unless this period is extended by the General Meeting of Shareholders by no more than five months on the grounds of special circumstances, the Board shall draw up annual financial statements, which shall be made available for inspection by shareholders at the company’s offices.

Within this period, the Board shall also make the annual report available for inspection, unless the Company is exempted by law from the obligation to prepare an annual report.

The annual financial statements are signed by all directors.

If any signature is missing therefrom, this shall be stated, giving reasons for this.

3.

a. The Company shall commission an audit of the annual financial statements, unless it is exempted from doing so by law. The General Meeting of Shareholders shall always be authorised to issue such instructions. If it fails to do so, this power shall be vested in the Board.

The assignment may be revoked at any time by the General Meeting of Shareholders and by the person who granted it.

b.	The engagement shall be given to an auditor authorised to do so by law. The appointment of an auditor shall not be restricted by any nomination.

c.	The person with the task shall report on his investigation to the Board in writing.

4.

The Company shall ensure that the prepared annual financial statements and, insofar as an annual report has been prepared, this annual report and the information to be added pursuant to Article 2:392(1) of the Dutch Civil Code, are available at its offices as of the notice convening the General Meeting of Shareholders intended for its consideration. The shareholders and other persons entitled to attend the meeting may inspect the documents there and obtain a copy free of charge.

Adoption of annual financial statements

Article 17

1.	The annual financial statements are adopted by the General Meeting of Shareholders. The annual report is adopted by the Board.

2.

After the proposal to adopt the annual financial statements has been discussed, a proposal will be made to the General Meeting of Shareholders to grant discharge to the directors from liability for the policy they have pursued during the financial year in question, insofar as that policy is evident from the annual financial statements or has been disclosed to the General Meeting of Shareholders.

3.

If all shareholders are also directors of the Company, the signing of the annual financial statements by all directors shall also constitute adoption within the meaning of paragraph 1, provided that all persons entitled to attend meetings have been given the opportunity to inspect the annual financial statements and have agreed to the manner of adoption. Such adoption shall also discharge the directors from liability.

Profit appropriation

Article 18

1.

The General Meeting of Shareholders is authorised to allocate the profit determined by the adoption of the annual financial statements and to determine distributions to the extent that shareholders’ equity exceeds the reserves required by law or by these Articles of Association.

2.

In calculating the amount to be paid on each share, each share is assigned an equal part of the distribution. The previous sentence may be deviated from on each occasion with the consent of all shareholders.

3.

A resolution to make a distribution shall have no effect until the Board has granted its approval. The Board shall refuse approval only if it knows or should reasonably foresee that the Company will not be able to continue paying its due debts after the distribution.

4.

If the Company cannot continue to pay its due debts after a distribution, the directors who knew or should reasonably have foreseen this at the time of the distribution shall be jointly and severally liable to the Company for the deficit caused by the distribution with statutory interest from the day of the distribution. Article 2:248(5) of the Dutch Civil Code shall apply mutatis mutandis. Not bound by this is any director who proves that it was not his fault that the made the distribution and that he was not negligent in taking measures to avert the consequences thereof. The person who received the distribution while he knew or reasonably should have foreseen that the company would not be able to continue to pay its due debts after the distribution is liable to compensate the shortfall by the distribution, each up to the amount or value of the distribution received by him. If the directors have paid the claim under the first sentence, the compensation referred to in the third sentence shall be made to the directors in proportion to the part paid by each of the directors. With respect to a debt under the first or third sentence, the debtor shall not be entitled to set-off. The provisions of this paragraph shall not apply to distributions in the form of shares in the capital of the Company or additions to shares not paid up in full.

5.

For the purposes of paragraph 3, a director is a person who is determined or helped determine the company’s policy as if he were a director. The claim cannot be brought against a court-appointed administrator.

6.

Shares which the Company holds in its capital or for which it holds certificates shall not be included in the calculation of any distribution, unless such shares or certificates are encumbered with a usufruct or pledge or certificates have been issued as a result of which the profit right accrues to the usufructuary, pledgee or holder of such certificates.

7.

In calculating the amount which shall be paid on each share, only the amount of the mandatory payments on the nominal amount of the shares shall be taken into account. The previous sentence may be deviated from on each occasion with the consent of all shareholders.

8.	The Company may also make interim distributions. The provisions of this article shall then apply mutatis mutandis.

Dividend

Article 19

The dividend is available to shareholders from one month after its declaration, unless the General Meeting of Shareholders sets a different deadline. Claims are time-barred after a period of five years.

Dividends not claimed within five years of being made available will lapse to the company.

General Meeting of Shareholders

Article 20

1.

The General Meetings of Shareholders shall be held in the Netherlands in the municipality where the company has its registered office, as well as where mentioned in the convening notice referred to below.

2.

Unless the annual financial statements for the previous financial year have been adopted in accordance with Article 17(3), at least one General Meeting of Shareholders shall be held or resolved as referred to in Article 24 each year. Decision-making in or outside a meeting shall take place on:

a.	the annual financial statements;

b.	the annual report, unless the Company is exempted by law from the obligation to prepare an annual report;

c.

the proposal to discharge the directors from liability for the policy pursued by them during the financial year in question, insofar as that policy is apparent from the annual financial statements or has been disclosed to the General Meeting of Shareholders.

d.	topics which are placed on the agenda by the Board;

e.

subjects, the discussion of which has been requested in writing by one or more persons entitled to attend meetings, who alone or jointly represent at least one hundredth of the issued capital, if the Company has received the request no later than on the thirtieth day before the meeting and provided that no substantial interest of the Company opposes this and which subjects are included in the notice convening the meeting or announced in the same way as the subjects referred to above under d;

f.

that which is further put on the agenda, provided that no lawful resolution may be passed with regard to subjects not specified in the notice convening the meeting or in a supplementary notice with due observance of the time limit set for convening the meeting, unless all persons entitled to attend the meeting have agreed to the passing of resolutions on those subjects and the directors have been given the opportunity to give their advice prior to the passing of resolutions.

3.

In the event of an extension decision as referred to in Article 16 (2), the meeting at which consideration of the annual financial statements and annual report is to be discussed is postponed in accordance with that decision.

4.

Other General Meetings of Shareholders shall be held as often as the Board calls them. The Board shall be obliged to convene a General Meeting of Shareholders if one or more persons entitled to attend meetings, who alone or together represents at least one hundredth of the issued capital, requests in writing that the Board holds a General Meeting of Shareholders, accurately stating the subjects to be discussed. The Board shall take the necessary measures so that the General Meeting of Shareholders can be held within four weeks of the request, unless this would be contrary to an overriding interest of the Company. If the Board has not convened the meeting within four weeks so that the meeting can be held within six weeks of the request, the petitioners themselves shall be authorised to convene the meeting. Convening a General Meeting of Shareholders

Article 21

1.

Every person entitled to attend and speak at a General Meeting of Shareholders is authorised to do so, in person or by written proxy, provided that such proxy may only be granted to another person entitled to attend the meeting, a lawyer, notary public, junior notary public, chartered accountant or administrative consultant. The requirement of a written power of attorney is fulfilled if the power of attorney is recorded electronically.

In determining the extent to which a shareholder is present or represented, no account is taken of shares for which the law stipulates that no vote can be cast.

2.	Notice of a General Meeting of Shareholders shall be given by means of convening letters addressed to the addresses of those entitled to attend the meeting, as listed in the register of shareholders.

3.	If the person entitled to attend the meeting agrees, the notice may be given by a legible and reproducible message sent electronically to the address notified by him to the company for this purpose.

4.

The convocation shall state the subjects to be discussed. General Meetings of Shareholders may be attended and voted on by means of an electronic means of communication if this is stated in the notice of meeting.

5.

No lawful resolution may be passed on items whose consideration was not announced in the notice convening the meeting with due observance of the time limit set for convening the meeting, unless all persons entitled to attend meetings have agreed to the resolution being passed on those items and the directors have been given the opportunity to give their advice prior to the resolution being passed.

6.

Notice shall be given no later than the eighth day before that of the meeting. If the notice period has not been observed or no notice has been given, no lawful resolutions can be passed unless all those entitled to attend meetings have agreed to the decision-making on those subjects and the directors have been given the opportunity to give their advice prior to the decision-making.

7.	Directors are entitled to attend the General Meeting of Shareholders and as such have an advisory vote.

Chairmanship of the General Meeting of Shareholders

Article 22

1.

The General Meeting of Shareholders itself shall provide for its chairmanship. Until that time, it shall be chaired by the oldest director in age present at the meeting or, failing that, by the oldest person in age present at the meeting. The minutes of the meeting shall be kept by a minute taker appointed by the chairman.

2.

Both the chairman and the person who convened the meeting may determine that a notarial record shall be drawn up of the proceedings at the General Meeting of Shareholders. The minutes shall also be signed by the chairman. The costs thereof shall be borne by the Company.

3.

If no notarial record is drawn up, the minutes of proceedings of the General Meeting of Shareholders shall be adopted by the chairman and the minute taker of that meeting and in evidence thereof shall be signed by them.

4.

The Board shall keep a record of the resolutions adopted. If the Board is not represented at the meeting, a copy of the resolutions adopted shall be provided to the Board by or on behalf of the chairman of the meeting as soon as possible after the meeting. The notes shall be available for inspection by the shareholders and certificate holders at the company’s offices. Copies or extracts of these shall be provided to each of them on request at no more than cost price.

Decision-making

Article 23

1.	Each share, other than a non-voting share, entitles the holder to cast one vote.

2.	All resolutions of the General Meeting of Shareholders for which no greater majority is prescribed by law or by these Articles of Association shall be passed by an absolute majority of the votes cast.

3.

Voting on matters shall take place orally, voting on persons shall take place by unsigned ballot papers. If no absolute majority is obtained in a vote on persons in the first ballot, a second ballot shall be held between the two persons obtaining the most votes.

4.	In the event of a tied vote, the proposal is rejected.

5.	Blank votes shall be regarded as votes not cast.

6.

For a share belonging to the Company or to a subsidiary thereof, no vote can be cast at the General Meeting of Shareholders; nor for a share for which one of them holds the certificates. However, usufructuaries and pledgees of shares belonging to the Company and its subsidiaries shall not be excluded from voting rights if the usufruct or pledge was established before the share belonged to the Company or a subsidiary thereof. The Company or a subsidiary thereof may not cast a vote for a share on which it holds a usufruct or pledge. In determining the extent to which the capital is represented at the meeting, no account shall be taken of shares in respect of which no vote may be cast by virtue of the foregoing.

7.

If so stated in the notice of the meeting, every shareholder is authorised, either in person or by written proxy, to participate in the General Meeting of Shareholders by means of an electronic means of communication, to speak at it and to exercise their voting right, provided that the shareholder can be identified via the electronic means of communication, can directly take note of the proceedings at the meeting and can participate in the deliberations.

8.

The General Meeting of Shareholders shall be authorised by regulations to impose conditions on the use of the electronic means of communication. If the General Meeting of Shareholders has exercised this power, the conditions shall be announced in the notice of the meeting.

9.	Paragraphs 7 and 8 shall apply mutatis mutandis to a certificate holder.

10.	Votes by electronic means of communication prior to the General Meeting of Shareholders, but not earlier than the 30th day before that of the meeting, shall be treated as votes cast at the meeting.

Decision-making outside the General Meeting of Shareholders

Article 24

1.

Resolutions of shareholders may be passed by means other than at a meeting, provided that all those entitled to attend meetings have agreed to this method of decision-making in writing or electronically. Votes shall be cast in writing. The requirement of votes being cast in writing shall also be met if the resolution, stating the manner in which each of the shareholders voted, is recorded in writing or electronically. The directors shall be given the opportunity to give their advice prior to the decision-making.

2.

If decision-making takes place in accordance with paragraph 1, all requirements regarding quorum and qualified majority as by law or these Articles of Association shall apply mutatis mutandis, provided that at least as many votes must be cast outside a meeting as the quorum required for the relevant resolution.

Special decisions

Article 25

1.

Resolutions to amend these Articles of Association or to dissolve the Company can only be taken at a General Meeting of Shareholders at which at two-thirds of the issued capital is represented, with a majority of at least three-fourths of the votes cast.

2.

If this capital is not represented, a new meeting shall be convened, to be held within one month of the first one, but not earlier 15 days thereafter, at which, irrespective of the capital then represented, the decisions referred to in paragraph 1 may be taken by a majority of at least three-fourths of the votes cast.

The notice of this new meeting must state that it is a second meeting with due observance of the provisions of Article 2:230 (3) of the Dutch Civil Code.

3.

An arrangement under the Articles of Association which assigns meeting rights to holders of certificates may be amended only with the consent of the holders of the certificates concerned. The previous sentence applies mutatis mutandis to usufructuaries and pledgees.

4.

A resolution to amend the Articles of Association that specifically affects any right of holders of shares of a particular class or designation requires an approving resolution of that group of shareholders, without prejudice to the requirement of consent where this is required by law.

Notices and communications

Article 26

1.

Notices and other communications by or to the Company or the Board shall be given by letter or by electronic . Notices intended for shareholders, usufructuaries, pledgees and certificates shall be sent to the addresses listed in the shareholders’ register. Notifications intended for the Board shall be sent to the company’s address.

2.	Announcements that must be addressed to the General Meeting of Shareholders under the law or the Articles of Association may be made by inclusion in the convening notices.

Dissolution

Article 27

1.	After the dissolution of the Company, the liquidation shall be carried out by the directors, unless the General Meeting of Shareholders decides otherwise.

2.	During the liquidation, the provisions of these Articles of Association shall remain in force as far as possible. The provisions therein regarding directors shall then apply to the liquidators.

3.	Whatever remains of the assets of the dissolved company after the satisfaction of the creditors shall be distributed to the shareholders in proportion to their ownership of shares.

4.	The Company shall continue to exist after its dissolution to the extent necessary to liquidate its assets.

Final provision

Article 28

The General Meeting of Shareholders holds, within the limits set by law and these Articles of Association, all powers which are not granted to others.

FINAL DEED

WHEREOF THIS DEED was executed in Aalsmeer on the date mentioned in the heading of this deed.

The person appearing is known to me, the notary public. The content of the deed has been communicated and explained to him. The person appearing stated that he did not wish the deed to be read out in full and that he had received a draft deed in good time before it was executed and that he had taken cognisance of the contents of the deed and had been informed of the consequences of the deed for the parties. A limited reading of this took place and was signed immediately afterwards, first by the person appearing and then by me, the notary public, at ten o’clock and thirty minutes.

Processing report

The attached document was received electronically at the Chamber of Commerce on 29-09-2021 15:07 from Geert Labordus in his capacity as Notary Public

An electronic signature was found on the document which was verified and found to be correct on 29-09- 2021 15:07 by the Chamber of Commerce GX Signature Service.

The corresponding digital certificate used to create the signature has been checked and found to be valid and as not revoked at the time of signing.

The verification took place on 29-09-2021 15:07 by the Chamber of Commerce GX Certificate Validation Service.

Certificate details of Geert Labordus

SURNAME = Labordus

C= NL

P= Notary public

SERIALNUMBER= 377009069919587

CN= Geert Labordus

GIVEN NAME= Geert

O= Geert Labordus

With serial number

11f1ff31b530b634d63264d69476e25f621a8111

Published by

OID.2.5.4.97 = NTRNL-30237459

C = NL

CN = QuoVadis PKIoverheid Organisation Person CA - G3

O = QuoVadis Trustlink B.V.